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Exhibit 4.15

SECOND SUPPLEMENTAL INDENTURE

        SECOND SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of December 4, 2003, between QWEST COMMUNICATIONS INTERNATIONAL INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), QWEST SERVICES CORPORATION, a corporation organized and existing under the laws of the State of Colorado ("QSC"), QWEST CAPITAL FUNDING, INC., a corporation organized and existing under the laws of the State of Colorado ("QCF"), and BANK ONE TRUST COMPANY, N.A. (as successor in interest to Bankers Trust Company), as trustee under the indenture referred to below (the "Trustee").

W I T N E S S E T H

        WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 4, 1998, as amended by the First Supplemental Indenture, dated as of December 26, 2002, among the Company, QSC, QCF and the Trustee (as so amended, the "Indenture"), providing for the issuance of $750,000,000 aggregate principal amount of 7.50% Senior Notes due 2008 (the "Securities");

        WHEREAS, the Holders of more than 50% in aggregate principal amount of the outstanding Securities have consented to the elimination of certain provisions of the Indenture and the Securities and the rights of Holders thereunder, pursuant to this Supplemental Indenture; and

        WHEREAS, pursuant to Article Nine of the Indenture, the Company, having been authorized by a resolution adopted by its Board of Directors, and the Trustee are authorized to execute and deliver this Supplemental Indenture.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE I—AMENDMENTS

        SECTION 1.01 Amendments to the Indenture. The Indenture and the Securities are hereby amended by deleting the following provisions and all defined terms used exclusively therein from the Indenture and by deleting any references to the foregoing from the Indenture and the Securities:

(a)	Section 501(6)
(b)	Section 501(7)
(c)	Section 801	Company May Consolidate, Etc., Only on Certain Terms
(d)	Section 802	Successor Substituted
(e)	Section 1004	Corporate Existence
(f)	Section 1007	Insurance
(g)	Section 1008	Provision of Financial Statements
(h)	Section 1009	Statement by Officers as to Default
(i)	Section 1010	Purchase of Securities upon Change of Control
(j)	Section 1011	Limitation on Consolidated Debt
(k)	Section 1012	Limitation on Debt and Preferred Stock of Restricted Subsidiaries
(l)	Section 1013	Limitation on Restricted Payments
(m)	Section 1014	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
(n)	Section 1015	Limitation on Liens
(o)	Section 1016	Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries

(p)	Section 1017	Limitation on Sale and Leaseback Transactions
(q)	Section 1018	Limitation on Asset Dispositions
(r)	Section 1019	Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries
(s)	Section 1020	Transactions with Affiliates and Related Persons
(t)	Section 1021	Limitation on Designations of Unrestricted Subsidiaries
(u)	Section 1022	No Repayment of Existing Parent Company Advances with the Proceeds of the Securities

ARTICLE II—MISCELLANEOUS

        SECTION 2.01 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

        SECTION 2.02 Definitions. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

        SECTION 2.03 Conflict With Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with any provision of the Trust Indenture Act or another provision which is required or deemed to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such provision or requirement of the Trust Indenture Act shall control.

        SECTION 2.04 Indenture. Except as amended hereby, the Indenture and the Securities are in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect.

        SECTION 2.05 Effectiveness. This Supplemental Indenture shall become effective on the date on which all Securities validly tendered and not withdrawn in the offers being made pursuant to the Offer to Purchase and Consent Solicitation Statement dated November 19, 2003 are accepted for payment and purchased.

        SECTION 2.06 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

QWEST COMMUNICATIONS INTERNATIONAL INC.
By:	Oren G. Shaffer Chief Financial Officer
QWEST SERVICES CORPORATION
By:	Oren G. Shaffer Chief Financial Officer
QWEST CAPITAL FUNDING, INC.
By:	Oren G. Shaffer Chief Financial Officer
J P MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee successor in interest to Bank One Trust Company, N.A.
By:	Sharon K. McGrath Assistant Vice President

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SECOND SUPPLEMENTAL INDENTURE